UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure; Item 12. Results of Operations and Financial Condition.

Below is a press release issued by Toreador on August 4, 2004, including in part certain financial results for second quarter of 2004. The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

_________________

TOREADOR REPORTS IMPROVED SECOND-QUARTER 2004 RESULTS

Earnings per Share Double; Revenues Increase 42% vs. Year-Ago Quarter

        DALLAS, TEXAS – (August 4, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) today reports its second-quarter 2004 income applicable to common shares was $1.2 million, or earnings per diluted share of $0.12, compared with income applicable to common shares of $445,000, or earnings per diluted share of $0.05, for the second quarter of 2003. The improvement was primarily due to higher realized commodity prices versus the year-ago period.

        In the second quarter of 2004, Toreador posted operating income of $1.3 million versus an operating loss of $299,000 for the second quarter of 2003. Second-quarter 2004 revenues were $5.1 million, a 42% gain over second-quarter 2003 revenues of $3.6 million.

        Cash flow from operating activities before changes in working capital increased in the second quarter of 2004 to $1.8 million from $(10.5) million in the first quarter of 2004.

        Second-quarter 2004 production included three months of higher oil production from Toreador’s five 100%-owned French fields where an extensive workover program was completed in the first quarter of 2004. The well workovers and steady production from the Charmottes-109 development well bring current daily production in France to about 1,200 barrels of oil per day (BOPD) and companywide daily production to approximately 1,900 barrels of oil equivalent (BOE).

        Toreador also reports a significant expense reduction in the second quarter of 2004 compared with the first quarter of the year. Second-quarter 2004 lease operating expenses of $9.74 per barrel declined 27% from lease operating expenses of $13.27 per barrel in the first quarter of 2004 due to the completion of Toreador’s extensive workover program in France.

        Similarly, second-quarter 2004 general and administrative expenses of $7.68 per barrel decreased 20% from first-quarter 2004 G&A expenses per barrel of $9.66, which included costs associated with the company’s January 2004 U.S. royalty and mineral sale.

        “We are pleased with second-quarter 2004 results. They are indicative that Toreador’s growth strategy is becoming a reality. We are moving ahead with an aggressive program of successful development drilling and additional well workovers primarily in France to meet our production goals. In addition, we have lowered operating expenses to a more reasonable level, with a focus on additional lower per-barrel costs in the future,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador.

        In the second quarter of 2004, Toreador’s oil and gas production was 155,092 BOE, down from 227,675 BOE in the year-ago quarter. The decrease was primarily due to the U.S. asset sale in January 2004.

        Toreador’s average realized oil price in the second quarter of 2004 climbed 31% to $32.03 per barrel from $24.42 per barrel in the year-ago quarter. The average realized gas price in the second quarter of 2004 was $5.78 per thousand cubic feet (Mcf), a 15% increase over the average realized gas price of $5.01 per Mcf in the second quarter of 2003.

SIX-MONTH RESULTS

        Toreador reports its six-month 2004 income applicable to common shares was $23.0 million, or earnings per diluted share of $1.91, compared with income applicable to common shares of $1.1 million, or earnings per diluted share of $0.12, for the first six months of 2003.

        For the first six months of 2004, Toreador posted operating income of $686,000 versus operating income of $529,000 for the year-ago period. Six-month 2004 revenues were $9.0 million, compared with six-month 2003 revenues of $8.0 million.

        The improvement was primarily due to the $18.0 million net gain on the sale of Toreador’s U.S. mineral and royalty portfolio recorded in the first quarter of 2004. A $4.8 million gain for foreign currency exchange transactions booked in the first quarter and higher commodity prices also contributed to increased six-month 2004 results.

        For the first six months of 2004, Toreador’s oil and gas production was 300,321 BOE, down from 475,438 BOE for the year-ago quarter. The decrease was primarily due to the U.S. asset sale in January 2004.

        Toreador’s average realized oil price for the first six months of 2004 rose 13% to $30.74 per barrel from $27.16 per barrel for the year-ago period. The average realized gas price for the first six months of 2004 was $5.77 per Mcf versus $5.43 per Mcf for the same period a year ago.

OPERATIONS

Turkey

        Toreador reports that gas shows have been encountered during the drilling of the Ayazli-1 exploratory well on the South Akcakoca prospect in the shallow waters of the western Black Sea offshore Turkey.

        The Ayazli-1, spudded on July 12, encountered gas in the Miocene Kusuri formation, the well’s primary objective. This Tertiary sequence tested gas in the nearby Akcakoca-1 well drilled in 1975 by the Turkish national oil company, TPAO. Evaluation of wireline logs is continuing to ascertain the interval’s potential and to formulate a testing program that will be undertaken when the well reaches total depth.

        Casing has been set in the Kusuri formation, and drilling is continuing in order to evaluate the well’s secondary objective, a potential oil zone in a Mesozoic sand that was indicated on logs in the Akcakoca-1 well.

        Toreador said no additional information will be available until the well reaches total depth of approximately 6,600 feet, which is expected by mid-August, is logged and the prospective interval is tested.

        Located about five miles offshore, the Ayazli-1 is being drilled in 250 feet of water by the “Prometheus” jackup rig supplied by GSP Romania, a Romanian drilling company.

        As operator of the well through its wholly owned subsidiary Madison Oil Turkey, Inc., Toreador is responsible for 75% of the Ayazli-1 costs and retains a 36.75% working interest in the well. As previously announced, Stratic Energy Corporation is funding 25% of the costs of the Ayazli-1 well to earn a 12.25% working interest in eight adjacent permits that comprise 962,000 acres. TPAO is being carried on the well for a 51% working interest and has an option to participate at this rate by funding its pro-rata share of costs related to future exploration, development drilling and subsequent production activities on the eight permits.

        Also in Turkey, mechanical problems were encountered during the drilling of the Cendere-20 development well, which has been suspended awaiting further evaluation.

France

        Toreador’s 100%-owned Charmottes-109 horizontal development well in France, which the company reported in June was shut in as an oil producer awaiting completion, currently is producing about 150 BOPD to 200 BOPD. The well’s production, which is constrained by the capacity of existing production facilities, began at this rate in late June and continued through July.

        The company is targeting October for the completion of expanded French production facilities, which include increased storage capacity, improved water disposal capabilities and additional flow lines. After the facilities are completed, Toreador anticipates the Charmottes-109 well’s sustainable production capacity will range from 400 BOPD to 500 BOPD.

        As a follow-up to the success of the Charmottes-109, Toreador expects to drill two additional horizontal wells in the fourth quarter about two miles west of the Charmottes-109 well. If successful, the wells would add proved reserves in the western portion of the field. LaRoche Petroleum Consultants, Ltd., Toreador’s independent petroleum engineering firm, attributed no proved reserves to this portion of the field in its December 31, 2003, reserve report.

        Toreador has additional development activities scheduled for 2004 in its Neocomian Field complex in France. The planned program includes the drilling of six additional workovers to restore production, as well as three recompletions and the drilling of three sidetracks and up to three deviated wells.

        The company continues to believe that production from its 100%-owned wells in the Paris Basin, if they are successfully drilled and completed, should more than replace the 675 barrels of production-per-day lost as a result of the sale of its domestic mineral and royalty portfolio in early 2004.

2004 GUIDANCE

        Toreador expects earnings per diluted share for the second half of 2004 will be $0.32 to $0.40 and earnings per diluted share for the full-year 2004 will range from $2.26 to $2.36. The company estimates revenues will range from $12.0 million to $14.0 million for the second half of the year and from $21.0 million to $23.0 million for the full-year 2004. The company estimates second-half 2004 operating income will be $3.7 million to $4.3 million and $4.4 million to $5.5 million for the full-year 2004. These forecasted results are based on an estimated daily production range of 1,800 BOE to 2,200 BOE and an average estimated realized commodity price of $34.00 to $36.00 per BOE for the second half of 2004. These projections are based on assumptions and anticipated results that are subject to numerous uncertainties.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks,drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

(Tables Follow)

      TOREADOR RESOURCES CORPORATION
      (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Revenues:
Oil and natural gas sales	$ 5,184	$ 4,095	$ 9,442	$ 9,484
Loss on commodity derivatives	(50)	(513)	(460)	(1,509)
Other revenues	0	0	14	14

Total revenues	$ 5,134	$ 3,582	$ 8,996	$ 7,989

Costs and expenses:
Lease operating	1,509	1,468	3,433	3,068
Exploration and acquisition	324	247	552	399
Depreciation, depletion and amortization	798	564	1,614	1,533
Reduction in force	0	466	118	466
General and administrative	1,190	1,136	2,593	1,994

Total costs and expenses	3,821	3,881	8,310	7,460

Operating income (loss)	1,313	(299)	686	(529)
Other income (expense)	(82)	523	3,889	358
Provision for (benefit from) income taxes	(132)	143	(532)	446

Income from continuing operations	1,363	81	5,107	441
Income from discontinued operations, net of tax	31	475	18,273	930

Net Income	1,394	556	23,380	1,371
Dividends on preferred shares	180	111	360	222

Income (loss) applicable to common shares	$ 1,214	$ 445	$ 23,020	$ 1,149

Basic earnings per share	$ 0.13	$ 0.05	$ 2.43	$ 0.12

Diluted earnings per share	$ 0.12	$ 0.05	$ 1.91	$ 0.12

Weighted average shares outstanding:
Basic	9,479	9,338	9,457	9,338
Diluted	11,974	9,361	12,284	9,361

SELECTED OPERATING RESULTS
Oil production (MBbl)	134	163	256	331
Natural gas production (MMcf)	127	391	267	868
Equivalent production (MBOE)	155	228	300	475

Prices
Average oil price per Bbl	$ 32.03	$ 24.42	$ 30.74	$ 27.16
Average natural gas price per Mcf	5.78	5.01	5.77	5.43
Average equivalent price per BOE	32.33	26.03	31.26	28.80

	June 30
	2004	2003

SELECTED BALANCE SHEET INFORMATION
Net cash provided by operating activities	$ (3,069)	$ 3,809
Properties and equipment, net	66,094	77,928
Total assets	84,277	90,727
Long-term liabilities	14,223	41,386
Stockholders' equity	56,570	32,365

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO